Exhibit (d)(34)

INVESTMENT SUBADVISORY AGREEMENT

SSGA FUNDS MANAGEMENT, INC.

This Agreement, entered into as of April 18, 2017 by and between Transamerica Asset Management, Inc., a Florida corporation (referred to herein as “TAM”) and SSGA Funds Management, Inc, a Massachusetts corporation (referred to herein as the “Subadviser”).

TAM is the investment adviser to Transamerica Series Trust (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”). TAM wishes to engage the Subadviser to provide certain investment advisory services to each series of the Trust listed on Schedule A hereto (the “Fund”). The Subadviser desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1. Appointment. In accordance with the Investment Management Agreement between the Trust and TAM dated May 1, 2016, as amended (the “Advisory Agreement”), TAM hereby appoints the Subadviser to act as subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

TAM represents, warrants and agrees as follows: (1) TAM has been duly authorized by the Board to delegate to the Subadviser the provision of investment services to the Fund as contemplated in this Agreement; and (2) TAM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Subadviser of the occurrence of any event that would disqualify TAM from serving as investment adviser to the Fund pursuant to Section 9(a) of the 1940 Act or otherwise.

2. Subadvisory Services. In its capacity as subadviser to the Fund, the Subadviser shall have the following responsibilities:

(a) Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and TAM, the Subadviser shall regularly provide the Fund with respect to such portion of the Fund’s assets as shall be allocated to the Subadviser by TAM from time to time (the “Allocated Assets”) with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current

Prospectus and Statement of Additional Information, and subject to such other restrictions and limitations as directed by the officers of TAM or the Trust by notice in writing in advance to the Subadviser, and agreement by the Subadviser thereto, which agreement shall not be unreasonably withheld. The Subadviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the opening of accounts, negotiation and execution of investment documentation and agreements, including, without limitation, swap, futures, options and other agreements with counterparties, on the Fund’s behalf as the Subadviser deems appropriate from time to time in order to carry out its responsibilities hereunder, provided the Subadviser provides TAM notice as soon as reasonably practicable prior to entering into any new investment agreements and any material amendments to existing investment agreements), all subject to the provisions of the Trust’s Declaration of Trust and By-Laws, as may be amended from time to time (collectively, the “Governing Documents”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”), interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, any written instructions and directions of the Board or TAM provided to the Subadviser from time to time in advance and agreed to by the Subadviser, which agreement shall not be unreasonably withheld, and any other specific policies adopted by the Board and disclosed to the Subadviser. The Subadviser’s responsibility for providing investment research, advice, management and supervision to the Fund is limited to that discrete portion of the Fund represented by the Allocated Assets and the Subadviser is prohibited from directly or indirectly consulting with any other subadviser for a portion of the Fund’s assets concerning Fund transactions in securities or other assets, except for the purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that other subadvisers may be engaged to provide investment advisory services to the Fund, the Subadviser shall be responsible for providing investment advisory services only with respect to the Allocated Assets.

The Subadviser is authorized to give instructions with respect to the Allocated Assets to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the Allocated Assets of the Fund in one or more investment companies. The Subadviser shall have no responsibility for filing proofs of claim on behalf of the Trust related to class actions involving any of the Allocated Assets.

(b)

The Subadviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Subadviser or its affiliates exercise investment discretion. The Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Subadviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein, which will be provided to the Subadviser in advance and agreed to by the Subadviser, which such agreement shall not be unreasonably withheld.

(c)	The Fund hereby authorizes any entity or person associated with the Subadviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Subadviser agrees that it will not deal with itself, or with Trustees of the Trust or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Subadviser or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by the Subadviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to the Subadviser and its directors and officers, which will be provided in advance to the Subadviser.

(d)	Unless TAM advises the Subadviser in writing that the right to vote proxies has been expressly reserved to TAM or the Trust or otherwise delegated to another party, the Subadviser shall exercise voting rights incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Subadviser’s proxy voting policies and procedures without consultation with TAM or the Fund. The Subadviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to TAM.

(e)	The Subadviser will be available to consult with TAM in the event of a pricing problem upon receiving a reasonable advance written request from TAM. Upon receiving such a request, the Subadviser shall provide reasonable assistance to TAM to assist TAM in its determination of the proper value of any Allocated Assets, provided, that TAM acknowledges that the Subadviser shall not be responsible for valuing the Allocated Assets.

3. Activities of the Subadviser. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Subadviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Subadviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for the Fund and one or more other accounts of the Subadviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Subadviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Subadviser’s policies and procedures as may be presented to the Board from time to time.

4. Allocation of Charges and Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by TAM or the Subadviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)	The Fund shall pay its allocable share of (i) fees payable to TAM pursuant to the Advisory Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) the compensation, fees and reimbursements paid to the Trust’s non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and TAM); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of, or claim for damage or other relief asserted against, the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Fund.

(b)	TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall also pay all fees payable to the Subadviser pursuant to this Agreement.

(c)	The Subadviser shall pay all expenses incurred by it in the performance of its duties under this Agreement.

5. Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)	TAM shall cause the Subadviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. TAM shall furnish the Subadviser with such other documents and information with regard to the Fund’s affairs as the Subadviser may from time to time reasonably request.

(b)	With reasonable advance notice, the Subadviser, at its expense, shall supply the Board, the officers of the Trust and TAM with all information and reports reasonably required by them and reasonably available to the Subadviser relating to the services provided by the Subadviser hereunder, including such information the Fund’s Chief Compliance Officer reasonably believes necessary for compliance with Rule 38a-1 under the 1940 Act.

6. Compensation of the Subadviser. As compensation for the services performed by the Subadviser, TAM shall pay the Subadviser out of the advisory fee it receives with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Fund’s name on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Subadviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination and shall be based on the average daily net assets of the Fund or, if less, the portion thereof comprising the Allocated Assets, in that period from the beginning of such month to such date of termination, and shall be prorated according to the ratio that the number of business days in such period bears to the days in the invoicing period. The average daily net assets of the Fund, or portion thereof comprising the Allocated Assets, shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Fund’s then-current Prospectus or as may be determined by the Board.

7. Compensation of Trustees, Officers and Employees. No Trustee, officer or employee of the Trust or the Fund shall receive from the Trust or the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of the Subadviser or any affiliated company of the Subadviser, except as the Board may decide. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Subadviser’s or any affiliated company’s staff.

8. Term. This Agreement shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of outstanding voting securities of that Fund.

9. Termination. This Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities. This Agreement may also be terminated by TAM upon written notice to the Subadviser, without the payment of any penalty, on 60 days’ written notice to the Subadviser. The Subadviser may terminate the Agreement only upon giving 90 days’ advance written notice to TAM. This Agreement shall terminate automatically in the event of its assignment by the Subadviser and shall not be assignable by TAM without the consent of the Subadviser, except as provided otherwise by any rule, exemptive order issued by the SEC, or No-Action Letter provided or pursuant to the 1940 Act. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder.

10. Use of Name.

(a) Subadviser Property. The parties agree that the names of the Subadviser and its affiliates, and their logos, trademarks, service marks or trade names, and any derivatives of such (collectively, “Subadviser Property”) are the valuable property of the Subadviser and its affiliates.

(b) Permitted Use. The Fund shall furnish to the Subadviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material which contains Subadviser Property. No such material shall be used except with prior written permission of the Subadviser or its delegate. The Subadviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Subadviser to respond within ten (10) calendar days to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Subadviser. The Adviser and the Trust may use Subadviser Property without prior consent only: (i) to identify the Subadviser as the subadviser to the Fund as required by law or governmental regulations; and (ii) in marketing materials for the Fund or for insurance or annuity products that offer the Fund as an investment option, provided that such use is limited to: (a) identifying the Subadviser and the services performed for the Fund by the Subadviser; and (b) providing biographical information about the Subadviser that is accurately derived from information provided by or made public by the Subadviser or its affiliates. Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use Subadviser Property except to the limited extent necessary to comply with laws, governmental regulations or a court order.

(c) Unauthorized Use. If the Adviser or the Trust makes any unauthorized use of Subadviser Property, the parties acknowledge that the Subadviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate, and the Subadviser and its affiliates shall thus be entitled to injunctive relief, as well as any other remedy available under law.

11. Liability of the Subadviser. The Subadviser may rely on information reasonably believed by it to be accurate and reliable. The Subadviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Subadviser against any liability to TAM or the Fund to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. TAM acknowledges that a Fund seeded with initial assets below $10 million USD (“AUM Threshold”) may realize tracking error relative to the Fund’s underlying index due to the sub-scale seeding amount, that such tracking error may be significant and may persist until the Fund reaches the AUM Threshold, and that such tracking error will be reflected in the Fund’s performance. While the Subadviser will use its commercially reasonable best efforts to minimize any such tracking error, significant tracking error may be unavoidable whenever a Fund is operating below the AUM Threshold. As used in this Section 11, the term the “Subadviser” shall include any affiliates of the Subadviser that may be performing services for the Trust or the Fund contemplated by this Agreement.

Unless otherwise obligated under applicable law, no party to this Agreement shall be liable for any indirect, punitive, incidental, special or consequential damages arising out of this Agreement.

12. Registration Statement Disclosures. The Subadviser represents, warrants and agrees that it has reviewed the Trust’s current registration statement on Form N-1A with respect to the Fund as filed with the SEC and any amendments or supplements thereto, including without limitation any supplements filed pursuant to Rule 497 under the Securities Act of 1933 (as so amended and supplemented from time to time, the “Registration Statement”) and agrees to promptly review as soon as reasonably practicable future amendments or supplements to the Registration Statement that relate to the Subadviser or the Fund, filed with the SEC (or which will be filed with the SEC in the future) and confirms that, solely with respect to the disclosure respecting or relating to the Subadviser, as of the date of this Agreement, and as of the date of any future amendments or supplements to the Registration Statement, the Registration Statement does not contain any untrue statement of any material fact or omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

The Subadviser further agrees to notify TAM and the Trust promptly as soon as reasonably practicable of any statement respecting or relating to the Subadviser contained in the Registration Statement that becomes untrue in any material respect or if the Registration Statement omits any statement of material fact respecting or relating to the Subadviser that is required to be stated therein or necessary to make the statements contained therein not misleading.

With respect to the disclosure respecting the Fund, the Subadviser confirms that the description in the Registration Statement, including the Fund’s investment objective, investment strategies and risks (the “Description”), as of the date of this Agreement and as of the date of any future amendments or supplements to the Registration Statement, is consistent with the manner in which the Subadviser is managing the Fund, and the identification and description of risks in the Registration Statement is inclusive of, and accurately describes in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

The Subadviser further agrees to notify TAM and the Trust as soon as reasonably practicable in the event that the Subadviser becomes aware that the Description for a Fund is inconsistent with the manner in which the Subadviser is managing the Fund, or in the event that the identification and description of risks in the Registration Statement fails to include, or accurately describe in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

13. Confidential Information.

(a) No Disclosure to Third-Parties. Except as provided in Section 13(b) below, neither party shall disclose to any third party any confidential information obtained under this Agreement with respect to the Fund, the Trust, the Subadviser, or the Adviser. For purposes of this Agreement, confidential information includes, without limitation, non-public portfolio holdings information (i.e., portfolio holdings information that has not been made public by having been filed with the SEC); information about the business operations of the Trust, the Adviser, or the Subadviser; and financial information, methods, plans, techniques, processes, and trade secrets, regardless of whether any such information would be considered material under the federal securities laws. Each party shall use confidential information only in furtherance of performing its duties hereunder and shall maintain policies and procedures reasonably designed to prevent its unauthorized disclosure. For the sake of clarity, confidential information does not include information that: (1) is, or becomes, public knowledge through no act or failure to act of the receiving party, its employees, or its agents; (2) is publicly available; (3) is lawfully obtained by the receiving party from a third party not known by the receiving party after reasonable inquiry to have an obligation to maintain the confidentiality of such information; (4) is independently developed by the receiving party from sources or through persons that receiving party can demonstrate had no access to the information of the disclosing party; or (5) is otherwise in the possession of the receiving party, or becomes available to the receiving party, without confidentiality restrictions.

(b) Exceptions. A party may disclose confidential information to a third party: (i) with the prior written consent of the other party; (ii) as required by applicable federal or state law, regulation, court order, or the rules and regulations or request of any governmental or self-regulatory body or official having jurisdiction over such party; (iii) to its associates, delegates and other agents who reasonably require access to such information in order to provide the services contemplated by this Agreement; (iv) to any market counterparty or broker, dealer, or futures commission merchant (collectively, “trading counterparties”) (in accordance with market practice) in relation to transactions undertaken for the Fund, and to the custodian, in order to assist or enable the proper performance of its services under the Agreement; or (v) if such third party agrees in writing with such party to keep such information confidential and to not trade based upon such information. Subject to the investment guidelines set forth in the Registration Statement other written instructions provided from time to time by the Adviser to the Subadviser, such party and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements.

(c) Portfolio Positioning. For removal of doubt, this Agreement shall treat as confidential information any information exchanged regarding a Fund’s portfolio or anticipated portfolio prior to the date the Subadviser commences to manage the Allocated Assets.

14. Meanings of Certain Terms. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

15. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of that Fund. Schedule A hereto may be amended at any time to add additional series of the Trust as agreed by the Trust, TAM and the Subadviser.

16. Books and Records. The Subadviser agrees that it will keep records relating to its services hereunder in accordance and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender as soon as reasonably practicable to the Fund any of such records upon the Fund’s request. The Subadviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

17. Independent Contractor. In the performance of its duties hereunder, the Subadviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund or TAM in any way or otherwise be deemed to be an agent of the Fund or TAM.

18. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

19. Third Party Beneficiaries. The parties hereto acknowledge and agree that the Trust and the Fund are third-party beneficiaries as to the covenants, obligations, representations and warranties undertaken by the Subadviser under this Agreement and as to the rights and privileges to which TAM is entitled pursuant to this Agreement, and that the Trust and the Fund are entitled to all of the rights and privileges associated with such third-party-beneficiary status. This Agreement does not, and is not intended to, create any other third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the Trust, the Fund, and the parties and their respective successors and permitted assigns.

20. Governing Law and Forum Selection. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the New York Supreme Court (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the New York Supreme Court, application shall be submitted to the Commercial Division.

21. Interpretation. Nothing contained herein shall be deemed to require the Trust to take any action contrary to its Governing Documents, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.

22. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes of this Agreement and the arrangements contemplated thereby, including without limitation concerning the winding down or liquidation of any Fund investments.

[signature page to follow]

The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name: Christopher A. Staples
Title: Senior Director, Investments

SSGA FUNDS MANAGEMENT, INC,

By:	/s/ Ellen M. Needham
Name: Ellen M. Needham
Title: President

Schedule A

Fund	Investment Subadvisory Fee*
Transamerica U.S. Equity Index VP	0.01%
Transamerica International Equity Index VP	0.04%

*	As a percentage of net assets on an annual basis